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                                                                       EXHIBIT 8


                              Dickinson Wright PLLC
                         500 Woodward Avenue, Suite 4000
                          Detroit, Michigan 48226-3425

                                  July 8, 1998

SEMCO Energy, Inc.
405 Water Street
Port Huron, Michigan  48060

Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

         We have acted as counsel to SEMCO Energy, Inc. (the "Corporation") in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement"), including a preliminary prospectus and preliminary prospectus supplements, which is to be filed with the Securities and Exchange Commission (the "Commission") for the registration under the Securities Act of 1933 (the "Securities Act"), of (1) Subordinated Debentures (the " Subordinated Debentures") to be issued by the Corporation to SEMCO Capital Trust (the "Trust"), (2) Trust Preferred Securities (liquidation amount $25 per Trust Preferred Security) to be issued by the Trust and (3) the Trustee Guarantee (as defined in the Registration Statement) with respect to such Trust Preferred Securities. The Trust will be organized pursuant to an Amended and Restated Trust Agreement between the Corporation and the trustees named therein. The Subordinated Debentures will be issued pursuant to a Subordinated Indenture, as supplemented, between the Corporation and the Indenture Trustee named therein and the Trust Guarantee will be issued pursuant to a guarantee agreement between the Corporation and the trustee named therein, in the forms filed as an exhibit to the Registration Statement.

         On the basis and subject to the accuracy of the statements contained in the materials referred to above, and our consideration of such other matters as we have deemed necessary, it is our opinion that under current law the material federal income tax consequences to holders of Trust Preferred Securities issued by the Trust will be as described under the heading "Certain Federal Income Tax Considerations" in the preliminary prospectus supplement relating thereto constituting part of the Registration Statement. You have not requested, and we do not express, an opinion concerning any other tax consequences of the issuance by the Trust of the Trust Preferred Securities. This opinion is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the statements with respect to our firm in the section captioned "Certain Federal Income Tax Considerations" in the preliminary prospectus supplement relating to the Trust Preferred Securities constituting part of the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                                     Very truly yours,

                                                     /s/ Dickinson Wright PLLC